Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations Chris Barnes, (972) 673-5539

Investor Relations Heather Catelotti, (972) 673-5869

DR PEPPER SNAPPLE GROUP REPORTS FOURTH QUARTER
AND FULL YEAR 2016 RESULTS

Company reports EPS of $0.90 for the quarter, including an $0.11 per diluted share loss on the early extinguishment of debt.
Core EPS were $1.04 for the quarter, up 4%, including $0.04 per diluted share of negative foreign currency translation and transaction, combined.
Reported net sales increased 2% for the quarter and 3% for the year. Currency neutral net sales increased 3% for the quarter and 4% for the year.
Company returned over $900 million to shareholders in the form of share repurchases and dividends for the full year 2016.
Plano, TX, February 14, 2017 - Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported fourth quarter 2016 EPS of $0.90, which included an $0.11 per diluted share loss on the early extinguishment of certain debt. Reported EPS were $0.97 in the prior year period. Core EPS were $1.04, up 4%, compared to $1.00 in the prior year period. For the year, the company reported earnings of $4.54 per diluted share compared to $3.97 per diluted share in the prior year. Core EPS were $4.39, up 9%, compared to $4.02 in the prior year.

DPS President and CEO Larry Young said, “I’m proud of our teams and the strong performance they delivered in 2016. In a continuously competitive environment, we remained focused on our integrated communication and execution strategies and unlocked growth across our priority brands. We recently completed our acquisition of Bai, which will strengthen our priority brand portfolio and bring exciting innovation opportunities to the company. We also remained relentlessly focused on driving growth and productivity across our business with Rapid Continuous Improvement.”

For the quarter, reported net sales increased 2% on favorable product and package mix, a 1% increase in sales volumes and higher pricing. Net sales was partially offset by 1 percentage point of unfavorable foreign currency translation and unfavorable segment mix. Reported segment operating profit (SOP) increased 2% as net sales growth, lower logistics costs and ongoing productivity improvements were partially offset by increases in certain operating costs and an $8 million increase in planned marketing investments. Currency neutral segment operating profit was further reduced by 2 percentage points of foreign currency transaction.

Reported income from operations for the quarter was $335 million, which included $11 million in unrealized commodity mark-to-market gains and $3 million in expenses related to our acquisition of Bai. Reported income from operations was $322 million in the prior year period, which included a $7 million impairment charge on the Garden Cocktail brand. Currency neutral core income from operations for the quarter was $330 million compared to $329 million in the prior year. Currency neutral income from operations was further reduced by 3 percentage points of foreign currency transaction.

For the year, reported net sales increased by 3% to $6.44 billion. Foreign currency translation negatively impacted reported net sales by 1%. Reported income from operations was $1.43 billion, including $52 million in unrealized commodity mark-to-market gains and $3 million in acquisition expenses related to Bai. Reported income from operations in the prior year was $1.30 billion, which included a $7 million impairment charge and a $5 million unrealized commodity mark-to-market loss. Core income from operations was $1.38 billion, up 5%, representing 21.5% of net sales compared to 20.9% in the prior year. Currency neutral core income from operations was further reduced by 2 percentage points of foreign currency transaction.

EPS reconciliation	Fourth Quarter			Full Year
	2016	2015	Percent Change	2016	2015	Percent Change
Reported EPS	$0.90	$0.97	(7)	$4.54	$3.97	14

Unrealized commodity mark-to-market net loss	—	—		(0.13)	0.02

Items affecting comparability
- Extinguishment loss - Debt	0.11	—		0.11	—
- Bai acquisition costs	0.03	—		0.03	—
- Extinguishment gain - Multi-Employer	—	—		(0.07)	—
- Legal entity restructuring	—	—		(0.09)	—
- Brand impairment	—	0.03		—	0.02
- Litigation provision	—	—		—	0.01
Core EPS	$1.04	$1.00	4	$4.39	$4.02	9
EPS - earnings per share

Net sales and SOP in the tables and commentary below are presented on a currency neutral basis. Refer to the Definitions section of this press release for details on how the company calculates currency neutral metrics. For a reconciliation of non-GAAP to GAAP measures see pages A-5 through A-10 accompanying this release.

Summary of 2016 results	As Reported		Currency Neutral (Translation)
(Percent change)	Fourth Quarter	Full Year	Fourth Quarter	Full Year

BCS Volume	—	1	—	1
Sales Volume	1	1	1	1
Net Sales	2	3	3	4
SOP	2	5	2	6
BCS - bottler case sales

BCS Volume
For the quarter, BCS volume was flat, with carbonated soft drinks (CSDs) increasing 1% and non-carbonated beverages (NCBs) decreasing 1%.

By geography, U.S. and Canada volume was flat, and Mexico and the Caribbean volume increased 5%.

In CSDs, Squirt grew 8% driven by strong performance in Mexico and the U.S. Schweppes grew 7% on distribution gains in sparkling waters and growth in the ginger ale category. Our Core 4 brands increased 3%, as a mid-single-digit increase in Canada Dry and a low-single-digit increase in 7UP were partially offset by a low-single-digit decrease in A&W. Sunkist was flat in the quarter. Peñafiel grew 1%, while Crush decreased 1%. Brand Dr Pepper decreased 1% in the quarter, primarily driven by timing in fountain foodservice performance. Fountain foodservice volume decreased 4% in the period.

In NCBs, Snapple decreased 3% and Hawaiian Punch declined 5% on category headwinds and higher pricing on single-serve packages. Mott’s decreased 2% in the quarter as growth in sauce was more than offset by declines in juices. Our water category increased 8% on strong growth in Bai, Core Hydration and FIJI. Clamato increased 13% on distribution gains, increased promotional activity and product innovation.

For the year, BCS volume increased 1% with both carbonated soft drinks (CSDs) and non-carbonated beverages (NCBs) increasing 1%.

By geography, U.S. and Canada volume increased 1%, and Mexico and the Caribbean volume increased 5%.

In CSDs, Squirt increased 6% driven by strong performance in Mexico and the U.S. Schweppes increased 8% on distribution gains in sparkling waters and growth in the ginger ale category. Peñafiel increased 3% primarily due to distribution gains, increased promotional activity and product innovation. Brand Dr Pepper increased 1% on growth in fountain foodservice. Crush increased 3% for the year, and our Core 4 brands were flat, as a mid-single-digit increase in Canada Dry was offset by a mid-single-digit decline in 7UP and low-single-digit declines in both A&W and Sunkist. Fountain foodservice volume increased 2% for the year.

In NCBs, our water category grew 18% primarily on growth in Bai, FIJI, Aguafiel and Core Hydration. Snapple was flat and Clamato increased 10% on distribution gains, increased promotional activity and product innovation. Hawaiian Punch decreased 6% due to category headwinds and higher pricing for our single-serve packages. Mott’s decreased 3% for the year with declines in juice partially offset by growth in sauce.

Sales Volume
Sales volumes increased 1% in the quarter and for the year.

2016 Segment results	Fourth Quarter
(Percent Change)		As Reported		Currency Neutral
	Sales Volume	Net Sales	SOP	Net Sales	SOP
Beverage Concentrates	1	4	7	4	7
Packaged Beverages	—	3	(3)	3	(3)
Latin America Beverages	5	(8)	(10)	6	—
Total	1	2	2	3	2

2016 Segment results	Full Year
(Percent Change)		As Reported		Currency Neutral
	Sales Volume	Net Sales	SOP	Net Sales	SOP
Beverage Concentrates	1	3	3	4	4
Packaged Beverages	—	3	9	3	9
Latin America Beverages	5	(7)	(11)	7	—
Total	1	3	5	4	6

Beverage Concentrates
Net sales increased 4% in the quarter driven by concentrate price increases taken earlier in the year, favorable product mix, lower discounts and a 1% increase in concentrate shipments. SOP increased 7%, as the increase in net sales was partially offset by a $1 million increase in planned marketing investments.

Packaged Beverages
Net sales increased 3% for the quarter on favorable product and package mix and price increases. SOP decreased 3% as net sales growth, favorable logistics costs and ongoing productivity improvements were more than offset by increases in certain operating expenses, including $4 million of health and welfare and insurance costs and additional frontline labor costs focused on driving better execution. SOP was further reduced by an $8 million increase in planned marketing investments, which reduced SOP by 4 percentage points.

Latin America Beverages
Net sales increased 6% in the quarter driven by a 5% increase in sales volumes, favorable product and package mix and higher net pricing. SOP was flat, as the segment incurred $8 million of higher U.S. dollar denominated input costs which caused a 40% decline in SOP. The aforementioned foreign currency transaction cost taken together with increases in certain other operating expenses collectively offset net sales growth and ongoing productivity improvements.

Corporate and Other Items
For the quarter, corporate costs totaled $73 million, which included $11 million in unrealized commodity mark-to-market gains, $3 million in acquisition costs related to Bai and an increase in American Beverage Association expenses due to timing. Corporate costs in the prior year period were $75 million.

Other expense decreased $4 million in the quarter on the favorable comparison of a prior year impairment charge of $7 million on the Garden Cocktail brand.

Net interest expense increased $14 million in the quarter driven by $12 million of mark-to-market activity related to certain interest rate swaps and amortization expense associated with a bridge facility related to our acquisition of Bai.

For the quarter, the reported effective tax rate was 35.4%. The effective tax rate in the prior year period was 36.4%.

Cash Flow
For the year, the company generated $939 million of cash from operating activities compared to $991 million in the prior year. Capital spending totaled $180 million compared to $179 million in the prior year period. The company returned $905 million to shareholders in the form of stock repurchases ($519 million) and dividends ($386 million).

2017 Full Year Guidance includes the following items:

•	Organic volume growth of approximately 1%; total volume growth of close to 2%, inclusive of the Bai acquisition, which closed on January 31, 2017.

•
Net sales growth of about 4.5%, including over 1 percentage point of negative foreign currency translation impact and also includes the Bai acquisition, which is expected to add approximately 3 percentage points to growth.

•
Expected net sales and operating profit associated with the Bai acquisition are now expected to be better than previously communicated in November of 2016, however non-cash purchase price accounting adjustments are expected make the acquisition $0.10 dilutive to Core EPS for the year.

•
Collectively, foreign currency translation and transaction are expected to reduce Core EPS by $0.11, primarily driven by the Mexican peso, which we believe may deteriorate an additional 14% from the 2016 year-ended level.

•	Recent events affecting Mexico have created an uncertain economic and consumer environment leading us to reduce our 2017 Core EPS expectation by $0.04.

•	Excluding the Bai acquisition, packaging and ingredient costs are expected to be inflationary by approximately 0.5% on a constant volume/mix basis.

•
The company expects its core tax rate to be approximately 34.5%, inclusive of a favorable accounting change associated with stock compensation expense that is expected to increase Core EPS by about $0.07.

•	The company expects strong free cash flow, capable of funding both a 9.4% dividend increase and repurchases of its common stock of $450 million to $500 million.

•	The company expects capital spending to be approximately 3 percent of net sales.

•	Taking the above items into consideration, the company expects 2017 Core EPS in the $4.44 to $4.54 range.

Definitions
Bottler case sales (BCS) volume: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors and excludes contract manufacturing volume. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the fourth quarter comprising October, November and December.

Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors and includes contract manufacturing volume.

Organic volume: Represents sales volume excluding the incremental sales volume associated with the Bai acquisition.

Bai acquisition: Represents the incremental third party Bai business and the additional mark-up that we purchased on January 31, 2017.

Pricing refers to the impact of list price changes.

Unrealized mark-to-market: We recognize the change in the fair value of open commodity and interest rate derivative positions not designated as hedges in accordance with U.S. GAAP. As the underlying commodity is delivered, the realized gains and losses associated with commodity derivatives are subsequently reflected in the segment results.

EPS represents diluted earnings per share.

Core financial measures are determined utilizing reported financial numbers adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods.

Core metrics are determined based on the core financial measures.

Net sales and segment operating profit, as adjusted to currency neutral: Net sales and segment operating profit are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

Conference Call
At 9 a.m. (CST) today, the company will host a conference call with investors to discuss fourth quarter and full year results and the outlook for 2017. The conference call and slide presentation will be accessible live through DPS’s website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.

In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on pages A-5 through A-10 accompanying this release and under “Financial News” on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

For additional information about Dr Pepper Snapple Group, please reference the “DPS Overview” presentation slideshow under “Events and Presentations” on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have seven of the top 10 non-cola soft drinks, and nine of our 10 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Bai, Canada Dry, Clamato, Crush, Hawaiian Punch, IBC, Mott's, Mr & Mrs T mixers, Peñafiel, Rose's, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.
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DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
For the Three and Twelve Months Ended December 31, 2016 and 2015
(Unaudited, in millions, except per share data)

	For the		For the
	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net sales	$1,578	$1,546	$6,440	$6,282
Cost of sales	627	610	2,582	2,559
Gross profit	951	936	3,858	3,723
Selling, general and administrative expenses	590	583	2,329	2,313
Depreciation and amortization	25	26	99	105
Other operating (income) expense, net	1	5	(3)	7
Income from operations	335	322	1,433	1,298
Interest expense	48	34	147	117
Interest income	(1)	(1)	(3)	(2)
Loss on early extinguishment of debt	31	—	31	—
Other income, net	—	(2)	(25)	(1)
Income before provision for income taxes and equity in (loss) earnings of unconsolidated subsidiaries	257	291	1,283	1,184
Provision for income taxes	91	106	434	420
Income before equity in (loss) earnings of unconsolidated subsidiaries	166	185	849	764
Equity in (loss) earnings of unconsolidated subsidiaries, net of tax	(1)	—	(2)	—
Net income	$165	$185	$847	$764
Earnings per common share:
Basic	$0.90	$0.98	$4.57	$4.00
Diluted	0.90	0.97	4.54	3.97
Weighted average common shares outstanding:
Basic	183.6	188.7	185.4	190.9
Diluted	184.7	190.2	186.6	192.4

DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2016 and 2015
(Unaudited, in millions, except share and per share data)

	December 31,	December 31,
(in millions, except share and per share data)	2016	2015
Assets
Current assets:
Cash and cash equivalents	$1,787	$911
Accounts receivable:
Trade, net	595	570
Other	51	58
Inventories	202	209
Prepaid expenses and other current assets	101	69
Total current assets	2,736	1,817
Property, plant and equipment, net	1,138	1,156
Investments in unconsolidated subsidiaries	23	31
Goodwill	2,993	2,988
Other intangible assets, net	2,656	2,663
Other non-current assets	183	150
Non-current deferred tax assets	62	64
Total assets	$9,791	$8,869
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$303	$277
Deferred revenue	64	64
Short-term borrowings and current portion of long-term obligations	10	507
Income taxes payable	4	27
Other current liabilities	670	708
Total current liabilities	1,051	1,583
Long-term obligations	4,468	2,875
Non-current deferred tax liabilities	812	787
Non-current deferred revenue	1,117	1,181
Other non-current liabilities	209	260
Total liabilities	7,657	6,686
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 800,000,000 shares authorized, 183,119,843 and 187,841,509 shares issued and outstanding for 2016 and 2015, respectively	2	2
Additional paid-in capital	95	211
Retained earnings	2,266	2,165
Accumulated other comprehensive loss	(229)	(195)
Total stockholders' equity	2,134	2,183
Total liabilities and stockholders' equity	$9,791	$8,869

DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Twelve Months Ended December 31, 2016 and 2015
(Unaudited, in millions)

	For the Twelve Months Ended December 31,
(in millions)	2016	2015
Operating activities:
Net income	$847	$764
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	191	192
Amortization expense	33	35
Amortization of deferred revenue	(64)	(64)
Impairment of intangible asset	—	7
Employee stock-based compensation expense	45	44
Deferred income taxes	29	29
Loss on early extinguishment of debt	31	—
Gain on step acquisition of unconsolidated subsidiaries	(5)	—
Gain on extinguishment of multi-employer plan withdrawal liability	(21)	—
Unrealized (gains) losses on economic hedges	(40)	5
Other, net	(9)	(15)
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivable	(31)	(26)
Other accounts receivable	3	1
Inventories	3	(11)
Other current and non-current assets	(50)	8
Other current and non-current liabilities	(53)	(11)
Trade accounts payable	32	(9)
Income taxes payable	(2)	42
Net cash provided by operating activities	939	991
Investing activities:
Acquisition of business	(15)	—
Cash acquired in step acquisition of unconsolidated subsidiaries	17	—
Purchase of property, plant and equipment	(180)	(179)
Purchase of intangible assets	(2)	(1)
Investment in unconsolidated subsidiaries	(6)	(20)
Purchase of cost method investments	(1)	(15)
Proceeds from disposals of property, plant and equipment	6	20
Other, net	(8)	1
Net cash used in investing activities	(189)	(194)
Financing activities:
Proceeds from issuance of senior unsecured notes	1,950	750
Repayment of senior unsecured notes	(891)	—
Net repayment of commercial paper	—	—
Repurchase of shares of common stock	(519)	(521)
Dividends paid	(386)	(355)
Tax withholdings related to net share settlements of certain stock awards	(31)	(27)
Proceeds from stock options exercised	14	30
Excess tax benefit on stock-based compensation	22	23
Deferred financing charges paid	(19)	(6)
Capital lease payments	(9)	(5)
Other, net	(1)	(3)
Net cash provided by (used in) financing activities	130	(114)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	880	683
Effect of exchange rate changes on cash and cash equivalents	(4)	(9)
Cash and cash equivalents at beginning of year	911	237
Cash and cash equivalents at end of year	$1,787	$911

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three and Twelve Months Ended December 31, 2016 and 2015
(Unaudited, in millions)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2016	2015	2016	2015
Segment Results – Net sales
Beverage Concentrates	$332	$318	$1,284	$1,241
Packaged Beverages	1,138	1,110	4,696	4,544
Latin America Beverages	108	118	460	497
Net sales	$1,578	$1,546	$6,440	$6,282

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2016	2015	2016	2015
Segment Results – SOP
Beverage Concentrates	$212	$198	$834	$807
Packaged Beverages	179	184	771	709
Latin America Beverages	18	20	78	88
Total SOP	409	402	1,683	1,604
Unallocated corporate costs	73	75	253	299
Other operating (income) expense, net	1	5	(3)	7
Income from operations	335	322	1,433	1,298
Interest expense, net	47	33	144	115
Loss on early extinguishment of debt	31	—	31	—
Other income, net	—	(2)	(25)	(1)
Income before provision for income taxes and equity in (loss) earnings of unconsolidated subsidiaries	$257	$291	$1,283	$1,184

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures that reflect the way management evaluates the business may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly results:
Net sales and Segment Operating Profit, as adjusted to currency neutral: Net sales and Segment Operating Profit are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates.
Free Cash Flow: Free cash flow is defined as net cash provided by operating activities adjusted for capital spending and certain items excluded for comparison to prior year periods. For the twelve months ended December 31, 2016 and 2015, there were no such items excluded for comparison to prior year periods.
Core Earnings: Core earnings is defined as net income adjusted for the unrealized mark-to-market impact of commodity derivatives and interest rate derivatives not designated as hedges in accordance with U.S. GAAP and certain items that are excluded for comparison to prior year periods.
The certain items excluded for the three months ended December 31, 2016, are (i) the loss on early extinguishment of debt related to the redemption of a portion of our 2018 Notes and (ii) acquisition costs related to the Bai Brands Merger. The certain items excluded for the twelve months ended December 31, 2016, are (i) a gain on the extinguishment of a multi-employer withdrawal liability, (ii) an income tax benefit driven by a restructuring of the ownership of our Canadian business, (iii) the loss on early extinguishment of debt related to the redemption of a portion of our 2018 Notes and (iv) acquisition costs related to the Bai Brands Merger.
The certain item excluded for the three months ended December 31, 2015, is a non-cash brand impairment charge for Garden Cocktail. The certain items excluded for the twelve months ended December 31, 2015, are (i) a non-cash brand impairment charge for Garden Cocktail and (ii) an adjustment to a previously disclosed legal provision.
Currency Neutral Core: Core earnings are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates.
The tables on the following pages provide these reconciliations.

RECONCILIATION OF NET SALES AND SOP
AS REPORTED TO AS ADJUSTED TO CURRENCY NEUTRAL
(Unaudited)

	For the Three Months Ended December 31, 2016
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	4%	3%	(8)%	2%
Impact of foreign currency	—%	—%	14%	1%
Net sales, as adjusted to currency neutral	4%	3%	6%	3%

	For the Three Months Ended December 31, 2016
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	7%	(3)%	(10)%	2%
Impact of foreign currency	—%	—%	10%	—%
SOP, as adjusted to currency neutral	7%	(3)%	—%	2%

	For the Twelve Months Ended December 31, 2016
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	3%	3%	(7)%	3%
Impact of foreign currency	1%	—%	14%	1%
Net sales, as adjusted to currency neutral	4%	3%	7%	4%

	For the Twelve Months Ended December 31, 2016
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	3%	9%	(11)%	5%
Impact of foreign currency	1%	—%	11%	1%
SOP, as adjusted to currency neutral	4%	9%	—%	6%

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	For the
	Twelve Months Ended
	December 31,
	2016	2015	Change
Net cash provided by operating activities	$939	$991	$(52)
Purchase of property, plant and equipment	(180)	(179)
Free Cash Flow	$759	$812	$(53)

RECONCILIATION OF NET INCOME TO CORE EARNINGS
(Unaudited, in millions, except per share data)

	For the Three Months Ended December 31, 2016
	Reported	Mark to Market	Extinguishment Loss - Debt	BAI Acquisition Costs	Total Adjustments	Core	FX Translation	Currency Neutral Core
Net sales	$1,578	$—	$—	$—	$—	$1,578	$17	$1,595
Cost of sales	627	—	—	—	—	627	8	635
Gross profit	951	—	—	—	—	951	9	960
Selling, general and administrative expenses	590	11	—	(3)	8	598	6	604
Depreciation and amortization	25	—	—	—	—	25	—	25
Other operating (income) expense, net	1	—	—	—	—	1	—	1
Income from operations	335	(11)	—	3	(8)	327	3	330
Interest expense	48	(12)	—	(5)	(17)	31	—	31
Interest income	(1)	—	—	—	—	(1)	—	(1)
Loss on early extinguishment of debt	31	—	(31)	—	(31)	—	—	—
Other income, net	—	—	—	—	—	—	1	1
Income before provision for income taxes and equity in (loss) earnings of unconsolidated subsidiaries	257	1	31	8	40	297	2	299
Provision for income taxes	91	—	10	3	13	104	1	105
Income before equity in (loss) earnings of unconsolidated subsidiaries	166	1	21	5	27	193	1	194
Equity in (loss) earnings of unconsolidated subsidiaries, net of tax	(1)	—	—	—	—	(1)	—	(1)
Net income	165	1	21	5	27	192	1	193

Diluted earnings per common share	$0.90	$—	$0.11	$0.03	$0.14	$1.04	$0.01	$1.05
Effective tax rate	35.4%					35.0%		35.1%
Operating margin	21.2%					20.7%		20.7%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Three Months Ended December 31, 2015
	Reported	Mark to Market	Brand Impairment	Total Adjustments	Core
Net sales	$1,546	$—	$—	$—	$1,546
Cost of sales	610	(2)	—	(2)	608
Gross profit	936	2	—	2	938
Selling, general and administrative expenses	583	2	—	2	585
Depreciation and amortization	26	—	—	—	26
Other operating (income) expense, net	5	—	(7)	(7)	(2)
Income from operations	322	—	7	7	329
Interest expense	34	—	—	—	34
Interest income	(1)	—	—	—	(1)
Other income, net	(2)	—	—	—	(2)
Income before provision for income taxes and equity in (loss) earnings of unconsolidated subsidiaries	291	—	7	7	298
Provision for income taxes	106	—	2	2	108
Income before equity in (loss) earnings of unconsolidated subsidiaries	185	—	5	5	190
Equity in (loss) earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—
Net income	185	—	5	5	190

Diluted earnings per common share	$0.97	$—	$0.03	$0.03	$1.00
Effective tax rate	36.4%				36.2%
Operating margin	20.8%				21.3%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Twelve Months Ended December 31, 2016
	Reported	Mark to Market	Extinguishment Gain - Multi-Employer	Legal Entity Restructuring	Extinguishment Loss - Debt	BAI Acquisition Costs	Total Adjustments	Core	FX Translation	Currency Neutral Core
Net sales	$6,440	$—	$—	$—	$—	$—	$—	$6,440	$79	$6,519
Cost of sales	2,582	21	—	—	—	—	21	2,603	38	2,641
Gross profit	3,858	(21)	—	—	—	—	(21)	3,837	41	3,878
Selling, general and administrative expenses	2,329	31	—	—	—	(3)	28	2,357	28	2,385
Depreciation and amortization	99	—	—	—	—	—	—	99	1	100
Other operating (income) expense, net	(3)	—	—	—	—	—	—	(3)	—	(3)
Income from operations	1,433	(52)	—	—	—	3	(49)	1,384	12	1,396
Interest expense	147	(12)	—	—	—	(5)	(17)	130	—	130
Interest income	(3)	—	—	—	—	—	—	(3)	—	(3)
Loss on early extinguishment of debt	31	—	—	—	(31)	—	(31)	—	—	—
Other income, net	(25)	—	21	—	—	—	21	(4)	1	(3)
Income before provision for income taxes and equity in (loss) earnings of unconsolidated subsidiaries	1,283	(40)	(21)	—	31	8	(22)	1,261	11	1,272
Provision for income taxes	434	(15)	(9)	17	10	3	6	440	3	443
Income before equity in (loss) earnings of unconsolidated subsidiaries	849	(25)	(12)	(17)	21	5	(28)	821	8	829
Equity in (loss) earnings of unconsolidated subsidiaries, net of tax	(2)	—	—	—	—	—	—	(2)	—	(2)
Net income	847	(25)	(12)	(17)	21	5	(28)	819	8	827

Diluted earnings per common share	$4.54	$(0.13)	$(0.07)	$(0.09)	$0.11	$0.03	(0.15)	$4.39	$0.04	$4.43
Effective tax rate	33.8%							34.9%		34.8%
Operating margin	22.3%							21.5%		21.4%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Twelve Months Ended December 31, 2015
	Reported	Mark to Market	Litigation Provision	Brand Impairment	Total Adjustments	Core
Net sales	$6,282	$—	$—	$—	$—	$6,282
Cost of sales	2,559	(13)	—	—	(13)	2,546
Gross profit	3,723	13	—	—	13	3,736
Selling, general and administrative expenses	2,313	8	(2)	—	6	2,319
Depreciation and amortization	105	—	—	—	—	105
Other operating (income) expense, net	7	—	—	(7)	(7)	—
Income from operations	1,298	5	2	7	14	1,312
Interest expense	117	—	—	—	—	117
Interest income	(2)	—	—	—	—	(2)
Other income, net	(1)	—	—	—	—	(1)
Income before provision for income taxes and equity in (loss) earnings of unconsolidated subsidiaries	1,184	5	2	7	14	1,198
Provision for income taxes	420	2	1	2	5	425
Income before equity in (loss) earnings of unconsolidated subsidiaries	764	3	1	5	9	773
Equity in (loss) earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—	—
Net income	$764	$3	$1	$5	$9	$773

Diluted earnings per common share	$3.97	$0.02	$0.01	$0.02	$0.05	$4.02
Effective tax rate	35.5%					35.5%
Operating margin	20.7%					20.9%